Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (No. 333-152337) on Form S-3ASR of Macrovision Solutions Corporation,

(2)	Registration Statement (No. 333-171706) on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 of Rovi Corporation and Amendment No. 1 on Form S-4 of Rovi Corporation, and

(3)
Registration Statements (Nos. 333-150626 and 333-152485) on Form S-8 of Macrovision Solutions Corporation and Registration Statements (Nos. 333-172886, 333-190274, and 333-197731) on Form S-8 of Rovi Corporation;

of our reports dated February 11, 2016, with respect to the consolidated financial statements of Rovi Corporation and the effectiveness of internal control over financial reporting of Rovi Corporation, included in this Form 10-K of Rovi Corporation for the year ended December 31, 2015.
/s/ Ernst & Young LLP
Los Angeles, California
February 11, 2016